UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
The Advisory Board Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The Company has provided a letter to certain of its stockholders in substantially the form below:
[The Advisory Board Company Letterhead]
[Date]
[Name]
[Address]
Dear [Name],
At our upcoming Annual Meeting of Stockholders to be held on November 15, 2005, we will be asking for your approval of The Advisory Board Company 2005 Stock Incentive Plan. As we note in the enclosed Proxy Statement, stock options have played a significant role in our incentive compensation program for key personnel by aligning employee interests with the interests of investors and keeping employees focused on the long-term growth of the company. We believe the proposed plan will allow us to continue to attract and retain talented employees, a critical component of our long-term success as a business built on intellectual capital. As you consider your decision, I wanted to share our thoughts and philosophy concerning this plan.
We believe the 2005 Stock Incentive Plan is in the best interest of our shareholders and will provide the competitive compensation structure vital to the Company’s long-term success. As you will note, the 2005 Stock Incentive Plan will add up to 1,600,000 new shares. As part of our proposal, we have also committed to maintain an equity grant burn rate across the next three fiscal years equal to or less than the industry mean at the end of our most recently completed fiscal year. This commitment will reduce our expected forward equity grants across the next three years by approximately 30% as compared to the prior three years.
We believe there are several factors that should be considered in reviewing the plan, especially concerning the projected overhang. First, it is important to note that our voting power dilution (or “overhang”) has come down more than 50% since our initial public offering. In addition, we believe in using equity incentive as a long-term alignment strategy. As such, approximately 80% of the options that have been granted to employees since our initial public offering have not become exercisable until a minimum of three years after the grant date, rather than ratably over the vesting period. This results in longer periods over which options are outstanding and consequently increases overhang. Finally, our Board of Directors made a strategic decision to return equity to stockholders through a share repurchase program under which we have repurchased nearly 10% of the total shares issued since our initial public offering. One effect of the share repurchase program has been a reduction in the total number of shares outstanding and consequently an increase in the overhang percentage.
We believe our incentive structure has played a critical role in our past performance in terms of revenue growth, earnings per share growth and member renewal rates. The retention rate for our most senior staff is over 95%, indicating that our management style and compensation philosophy are working effectively. The 2005 Stock Incentive Plan is an important component of continuing on this strong trajectory.
Thank you for your continued interest in The Advisory Board Company. We hope you agree with the recommendation of our Board of Directors and that you will vote in favor of the 2005 Stock Incentive Plan. Please do not hesitate to contact us if you have any additional questions or would like to discuss any part of the plan.

Sincerely,
[Signature]